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                                                                    EXHIBIT 99.1


For More Information Contact:
Barbara Bolens 414-438-6940

For Immediate Release

BRADY CORPORATION PROVIDES PRELIMINARY GUIDANCE FOR FISCAL 2004

MILWAUKEE (June 9, 2003)--Brady Corporation (NYSE:BRC), a world leader in identification products announced today that it expects sales of $575 to $610 million and earnings of $1.50 to $1.65 per diluted Class A Common Share in fiscal 2004 after restructuring charges, compared to estimates of $0.90 to $1.00 after charges in fiscal 2003 ending July 31, 2003. The company attributes the increase in net income to cost savings realized from its current restructuring activities, announced last month and planned to be completed in fiscal 2004. As previously stated, the company expects restructuring charges to total $10 to $13 million pretax ($6.6 to $8.6 million after tax) with $7 to $10 million ($4.6 to $6.6 million after tax) occurring in the fourth quarter of fiscal 2003 and the balance in fiscal 2004.

         As part of the restructuring, the company has also announced the closing of several U.S. facilities, including the Cedarburg, Wis. die-cut manufacturing facility, a distribution center in Chino, Cal., and its facility in Austin, Tex. The majority of work from these closed facilities will move to other Brady manufacturing sites in Milwaukee, Wis. and Brooklyn Park, Minn.

         Brady is an international manufacturer and marketer of identification and materials solutions, with products including labels, signs precision die-cut materials, printing systems, software, and label-application and data-collection systems for electronics, telecommunications, manufacturing, electrical and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs about 3,000 people in operations in the United States, Europe, Asia/pacific, Latin America and Canada. More information is available on the Internet at www.bradycorp.com.

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This news release contains forward-looking information, as defined in the
Private Securities Litigation Reform Act of 1995. Forward-looking information in this release involves risks and uncertainties, including, but not limited to, domestic and international economic conditions and growth rates; fluctuations in currency exchange rates for international currencies versus the U.S. Dollar; the successful implementation of a new enterprise-resouce-planning system; the ability of the company to acquire, integrate and achieve anticipated synergies from new businesses; the ability of the company to adjust its cost structure to changes in levels of sales and product mix in a timely manner; variations in the economic or political conditions in the countries in which the company does business; technology changes; and the continued availability of sources of supply. Brady cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ naterially from those expressed or implied in forward-looking statements.